SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant        [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Exogen, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title  of  each  class  of  securities  to  which  transaction  applies:

    2)  Aggregate   number  of   securities   to  which   transaction   applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

    4)  Proposed maximum aggregate value of transaction:

    5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee  is  offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: __________________________.

    2) Form, Schedule or Registration Statement No.: ___________________.

    3) Filing Party: ___________________________________.

    4) Date  Filed:   ____________________________________.

                                                                 January 8, 1997



To Our Shareholders:


As Exogen moves forward in its goal to become a leader in the non-invasive treatment of musculoskeletal injury and disease, 1996 will be recognized as a year of progress towards this goal. It was a year in which the Company faced the reality of launching a new, innovative technology in a dynamic, but cautious marketplace. As Exogen's SAFHS(R) device (Sonic Accelerated Fracture Healing System) continued its growth both domestically and internationally, the Company's core technology continued to exhibit the capability of meeting the economic and clinical challenges required of emerging technologies. Through the end of fiscal 1996, over 4,000 fractures have been treated by the SAFHS therapy in the United States and Europe. With the significant economic and clinical outcomes realized from patients thus far, Exogen believes that it is well positioned for further advancement worldwide with its core technology.

Sales Growth

Revenues for fiscal year 1996 were $6,877,000 compared with $1,852,000 for fiscal year 1995. This represented a year-to-year growth of 270%. With the exception of a contractual payment of $1,100,000 from the Company's development agreement with Teijin Ltd. of Japan, these sales were generated by Exogen's SAFHS device. In 1996, the Company was represented in the United States by direct sales representatives augmented by independent sales agencies and their representatives. SAFHS has been prescribed for over 4,000 fractures by more than 2,000 physicians. The benefit of SAFHS therapy is recognized by major medical teaching institutions, community physicians and professional and collegiate sports physicians. Over 50 professional athletes have been treated with SAFHS. Through Exogen's German subsidiary, Exogen (Europe) GmbH, we have launched SAFHS in four European countries and plan to expand this effort in 1997. The Company's Japanese partner, Teijin Ltd., made significant strides toward regulatory approval for a future introduction of SAFHS in this important market.

Clinical and Technological Advancement

SAFHS was the subject of numerous papers presented throughout 1996 in leading orthopaedic surgeon meetings such as the American Academy of Orthopaedic
Surgeons, SICOT International Triennial Orthopaedic Meeting, and the German Society of Trauma. This year, several key peer-reviewed, orthopaedic scientific journals have accepted papers on the SAFHS therapy for publication. Exogen has sponsored pre-clinical and/or clinical investigations in the use of non-invasive, low-intensity ultrasound for treatment of internally fixed fractures, leg lengthening, cartilage repair and spine fusion. We believe these scientific initiatives will lead to future market opportunities for Exogen worldwide.

During 1996, the Company began pilot clinical studies with post-menopausal women using its mechanical stress technology for non-invasive treatment for the prevention of bone loss, or osteoporosis. This technology was supported by further pre-clinical studies, which continue to demonstrate a positive effect on the prevention of bone loss. From 1994 through 1996, Exogen's mechanical stress technology has been the subject of 12 published peer-reviewed publications, 12 scientific reviews and book chapters, and 33 presentations.

Reimbursement

All new medical technologies must meet the rigorous demands of economic scrutiny by third party payors. To date, over 700 third party payors in the United States have paid for SAFHS therapy. The benefit of treating fractures with SAFHS, potentially avoiding the costs of long-term rehabilitation and/or surgery, is becoming evident to certain payors. The Company must continue to record clinical and economic outcomes and convey this data to payors to support their obligation to provide cost-effective care to their covered patients. The present decision by Medicare not to reimburse for SAFHS therapy was unexpected, but we will use our substantial patient outcomes data to challenge this position and will continue to press for ultimate coverage. The Company has recently been awarded a Federal Supply Schedule (FSS) contract that makes SAFHS therapy available to the Veteran's Administration and military hospitals and certain other providers of health care to active government employees. Reimbursement will remain an integral focus of our strategic plan as we move toward further market penetration. The ability to treat fractures early and shorten the healing time can return the patient to work more rapidly, thereby avoiding certain rehabilitation, workers' compensation and surgical costs, which is important to providers, physicians and patients.

Future Developments

Exogen must focus on three key objectives in 1997 and beyond:

                     o        Continue to grow sales
                     o        Meet reimbursement challenges
                     o        Move toward profitability

The Company's domestic marketing activities will center on the clinical and economic benefits of SAFHS. The international expansion of SAFHS will continue through Exogen (Europe) GmbH's efforts to build confidence in the therapy for treatment of difficult-to-heal, delayed and nonunion fractures. The Company may also augment its domestic sales efforts with other products that complement SAFHS and enhance the non-invasive management of bone fractures.

Exogen plans to aggressively address reimbursement challenges by strengthening its internal resources, building clinical and economic outcomes data, and disseminating this information to third party payors directly and through published papers. We plan to maintain our focus on managed care and workers' compensation as we reinforce the message of the effective treatment of fractures, avoidance of costs and return to work and normal function. Domestically, Exogen plans to seek expansion of its SAFHS device label claims on several fronts, thus ultimately contributing to further reimbursement support.

With the opportunity to introduce a new technology internationally and build on the Company's expertise in non-invasive treatment of musculoskeletal conditions, Exogen must aggressively move toward profitability. The Company must focus on the clinical programs that deliver the most immediate return on investment. Our programs to reduce the cost of manufacturing and to develop future lower-cost generations will accelerate. Exogen must manage its resources wisely while taking advantage of the significant proprietary technological opportunity that exists for the Company in many markets throughout the world.

This letter contains forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's filings and reports with the Securities and Exchange Commission. Such statements are only predictions, and actual events or results may differ materially.

Exogen appreciates your continued support as we pursue our goal of becoming a leading company in the non-invasive treatment of musculoskeletal injury and disease.









Patrick A. McBrayer                       John P. Ryaby
Chief Executive Officer,                  Chairman of the Board of Directors
President and Director                    and Vice President of Research
                                          and Development and Regulatory Affairs

                                  EXOGEN, INC.

                             10 Constitution Avenue
                          Piscataway, New Jersey 08855


                    Notice of Annual Meeting of Stockholders

                                February 7, 1997


               The Annual Meeting of Stockholders of Exogen, Inc. (the "Company") will be held at The Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey 08873, telephone number (908) 356-1700 on February 7, 1997 at 9:00 a.m. (eastern standard time) for the following purposes:

               (1) To elect six Directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

               (2) To ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending September 30, 1997; and

               (3) To transact such other business as may properly come before the Annual Meeting.

               Only stockholders of record at the close of business on December 19, 1996 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

               Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                           By Order of the Board of Directors


                                           /s/ Patrick A. McBrayer
                                           -----------------------
                                           Patrick A. McBrayer
                                           Chief Executive Officer and President



January 8, 1997




                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                                  EXOGEN, INC.

                                 PROXY STATEMENT

                                 January 8, 1997

               This Proxy Statement is furnished to stockholders of record of Exogen, Inc. (the "Company") as of December 19, 1996 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on February 7, 1997 (the "Annual Meeting").

               Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company and "FOR" the ratification of Arthur Andersen LLP, Independent Public Accountants, as auditors of the Company and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

               The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-K with the financial statements of the Company for the fiscal year ended September 30, 1996, is being distributed concurrently herewith to stockholders.

               The mailing address of the principal executive offices of the Company is 10 Constitution Avenue, P.O. Box 6860, Piscataway, New Jersey 08855. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about January 8, 1997.


                                VOTING SECURITIES

               The Company has only one class of voting securities, its common stock, par value $0.0001 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on December 19, 1996 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On December 19, 1996, 9,911,067 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                              ELECTION OF DIRECTORS

               Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the six nominees named below as Directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

               The Board of Directors currently has seven members, all of whom, other than Dr. Terry J. Sullivan, are nominees for re-election.

               The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to elect the Directors.

Information Regarding Nominees for Election as Directors

               The Board of Directors currently has seven members. The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the six nominees during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the six nominees for re-election has had the same principal occupation for the last five years.

               John P. Ryaby, 62, a founder of the Company, has been a Director of the Company since March 1992 and Chairman of the Board of Directors since February 1994. Mr. Ryaby served as Chief Executive Officer and President of the Company from March 1992 until his resignation from such offices in February 1994 and currently serves as the Vice President of Research and Development and Regulatory Affairs. Mr. Ryaby served from late 1989 until 1992 as the President and Chief Operating Officer of Interpore Orthopaedics, Inc. ("Interpore"), a division of Interpore International, Inc., a physical and biological research company. Mr. Ryaby was a founder, and from 1975 to 1982, was President and Chief Operating Officer, of Electro-Biology, Inc. ("EBI"), a company involved in bone growth electrical stimulation technology, and was responsible for obtaining regulatory approval of EBI's pre-market approval ("PMA") in 1979 and for establishing EBI's direct sales force.

               Patrick A. McBrayer, 45, was named Chief Executive Officer, President and a Director of the Company in February 1994. Prior to joining the Company, Mr. McBrayer served in various executive positions from 1987 to February 1994 at Osteotech, Inc., including President and Chief Executive Officer. While at Osteotech, Inc., a company that develops and markets biologic, biomaterial and implant systems for musculoskeletal surgery, Mr. McBrayer guided the company's transition from its inception to a public entity. From 1979 through 1986, he served in a variety of positions of increasing responsibility with Johnson & Johnson, Inc., including Marketing Manager of the Patient Care Division, where he built a significant business in surgical products.

               Buzz Benson, 42, has been a Director of the Company since January 1995. Mr. Benson has been the Managing Director of and a Partner in the Piper Jaffray Healthcare Fund, a venture capital fund, since November 1992. The Piper Jaffray Healthcare Fund is the investment manager and sole private limited partner of Piper Jaffray Healthcare Capital Limited Partnership (SBIC). From November 1986 to November 1992, Mr. Benson was a Managing Director in the corporate finance department of Piper Jaffray Inc. Mr. Benson serves on the Board of Directors of Unologix, Inc.

               Donald J. Lothrop, 37, has been a Director of the Company since March 1993. Mr. Lothrop has been a General Partner of Delphi Ventures II, L.P. since July 1994. From January 1991 to June 1994, he was a Partner of Marquette Venture Partners, a venture capital firm, where he focused on the health care area. From July 1989 to December 1990, he worked at Bain & Company, Inc., a management consulting firm.

               Terence D. Wall, 55, has been a Director of the Company since March 1993. Mr. Wall founded Vital Signs, Inc., a medical products company, in 1972 and has been President, Chief Executive Officer and a Director of Vital Signs, Inc. since that time. Mr. Wall serves on the Board of Directors of Vital Signs, Inc., EchoCath, Inc. and Bionix, Inc.

               David J. Ottensmeyer, M.D., 66, has been a Director of the Company since October 1996. From August 1991 to December 1995, Dr. Ottensmeyer served as President and Chief Executive Officer of The Lovelace Institutes, a health services and biomedical research organization. From June 1990 to August 1991, Dr. Ottensmeyer served as President of the Travelers Health Companies and Chief Medical Officer of the Travelers Companies - Managed Care and Employee Benefits Operations.

Committees of the Board

               The Audit Committee consists of Messrs. Patrick A. McBrayer, Buzz Benson and Donald J. Lothrop and its functions include recommending to the Board of Directors the selection of the Company's auditors and reviewing with such auditors the plan and results of their audit and the adequacy of the Company's systems of internal accounting controls and management information systems. In addition, the Audit Committee reviews the independence of the auditors and their fees for services rendered to the Company.

               The Compensation Committee consists of Messrs. Terence D. Wall and Donald J. Lothrop and its functions include recommending, reviewing and overseeing salaries, benefits and stock option plans relating to the Company's employees, consultants, directors and other individuals compensated by the Company. The Committee administers all stock option plans relating to the compensation of officers, including having complete discretion (subject to the provisions of the 1995 Plan) to authorize options and direct stock issuances under the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan").

Attendance at Board and Committee Meetings

               During fiscal year 1996, the Board of Directors held four meetings. During fiscal year 1996, each Director attended all meetings of the Board of Directors, except for Mr. Lothrop who missed one meeting. The Compensation Committee acted by unanimous written consent in lieu of a meeting four times during fiscal year 1996. The Audit Committee held two meetings during fiscal year 1996.

Compliance with Reporting Requirements

               Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal year 1996. Based solely on its review of such forms received by it from such persons for their fiscal year 1996 transactions, the Company believes that all filing requirements applicable to such officers, directors and greater than ten percent beneficial owners were complied with, except that each of Mr. Bochnowski, a former Director of the Company, and Mr. Lothrop, a Director of the Company, failed to timely file their Form 4s for the month ended March 31, 1996.

Compensation of Directors

               Cash  Compensation.  Directors do not receive a fee for attending
Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company.

               Stock Option Grant. Under the Company's 1995 Plan, each non-employee Director first elected or appointed to the Board of Directors after the initial public offering of the Company's Common Stock will automatically be granted an option for 7,500 shares of Common Stock on the date of his or her election or appointment to the Board of Directors, provided such individual has not previously been in the employ of the Company. In addition, at each annual meeting of stockholders, each individual with at least six months of service on the Board of Directors who will continue to serve as a non-employee Director following the meeting will automatically be granted an option for 1,250 shares of Common Stock, whether or not such individual has been in the prior employ of the Company or joined the Board of Directors prior to the effective date of the 1995 Plan. Each option granted under the automatic grant program will have an exercise price equal to 100% of the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board of Director service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase by the Company should the optionee's service as a non-employee Director cease prior to the optionee's completion of one year of service on the Board of Directors, as measured from the grant date. The initial 7,500 share grant will vest in successive equal annual installments over the optionee's initial four-year period of service on the Board of Directors. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving on the Board of Directors. In accordance with the 1995 Plan, each of Messrs. Benson, Lothrop and Wall, if re-elected to the Board of Directors for the ensuing year, will receive options to purchase 1,250 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on February 7, 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                               Executive Officers

               The executive officers of the Company on January 1, 1997 were the following:

Name                       Age                         Position
----                       ---                         --------
Patrick A. McBrayer        45               Chief Executive Officer and President

John P. Ryaby              62               Vice President of Research and Development and
                                            Regulatory Affairs

John Bohan                 48               Vice President of Sales and Marketing

Richard H. Reisner         53               Vice President, Chief Financial Officer and Secretary

Roger J. Talish            54               Vice President of Operations

Information Concerning Executive Officers Who Are Not Directors

               John Bohan joined the Company in February 1994 as Vice President of Sales and Marketing. Prior to joining the Company, Mr. Bohan held various positions from 1972 to 1994 at Johnson & Johnson, Inc., including Vice President of Marketing and Sales for Johnson & Johnson Medical, Inc. and for Ethicon, Inc. Most recently, he served as Vice President of Sales and Marketing and as a member of the Board of Directors of Johnson & Johnson Advanced Materials Company.

               Richard H. Reisner, a founder of the Company, has served as its Vice President and Chief Financial Officer since September 1992. From 1991 to 1992, Mr. Reisner was Vice President and Chief Financial Officer of Cirrus Diagnostics Inc. ("Cirrus"), a company which developed a system for the automation of diagnostic immunoassay and chemistry testing, and was directly involved with the acquisition of Cirrus by Diagnostic Products Corporation in May 1992. From 1990 to 1991, Mr. Reisner was the Corporate Controller for Datascope Corp., a manufacturer of medical instruments. From 1988 to 1990, Mr. Reisner was President and Chief Executive Officer of Pain Suppression Labs, Inc., a manufacturer of electrical stimulation devices to suppress chronic headache pain. From 1979 to 1988, Mr. Reisner was Vice President of Finance and Administration of EBI and was responsible for obtaining third-party reimbursement for EBI's bone growth electrical stimulation devices.

               Roger J. Talish, a founder of the Company, has served as Vice President of Operations for the Company since March 1992. From 1989 to 1992, Mr. Talish was Vice President of Operations at Interpore and from 1985 to 1989 he held the same position at Meditron, Inc. From 1978 to 1985, Mr. Talish held various engineering management positions at EBI, including Director of Research and Product Engineering.

                           Summary Compensation Table

                  The following table sets forth the annual and long-term compensation paid by the Company during fiscal years 1996, 1995 and 1994 to the Chief Executive Officer and President and the other executive officers of the Company whose total compensation during fiscal year 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                           Annual                         Long-Term
                                                                      Compensation (1)                  Compensation
                                                                 ---------------------------      ---------------------------
                                                                                                                   Securities
                                                                                                  Restricted       Underlying
                                                                                                     Stock          Options
                                                   Fiscal         Salary           Bonus          Awards(s)(2)      Granted
Name and Principal Position                         Year           ($)              ($)               ($)             (#)
---------------------------                         ----           ---              ---               ---             ---
Patrick A. McBrayer (3).........................    1996         $200,000               -              -              -
Chief Executive Officer and President               1995          200,000               -              -              -
                                                    1994          126,538(4)      40,000(5)            -              -
John P. Ryaby (6)...............................    1996          144,000         10,000(7)            -              -
Vice President of Research and Development and      1995          135,000         10,000(7)            -              -
Regulatory Affairs                                  1994          120,000         10,000(7)            -              -

John Bohan (8)..................................    1996          129,167         23,359               -              -
Vice President of Sales and Marketing               1995          120,000          9,659               -           25,000(9)
                                                    1994           72,769(10)     10,000(11)           -              -
Roger J. Talish.................................    1996          128,750          6,666(7)            -              -
Vice President of Operations                        1995          115,000          6,667(7)            -              -
                                                    1994          115,000          6,667(7)            -              -
Richard H. Reisner..............................    1996          128,333               -              -              -
Vice President, Chief Financial Officer             1995          110,000               -              -              -
 and Secretary                                      1994          110,000               -              -              -
------------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for such year.
(2) No restricted stock grants were made to Messrs. Ryaby, Reisner or Talish during the fiscal years ended September 30, 1994, September 30, 1995 and September 30, 1996. Messrs. Ryaby, Reisner and Talish each entered Stock Restriction Agreements with the Company relating to 159,500, 129,412 and 151,612 shares of Common Stock, respectively, previously purchased by such individuals. Pursuant to the terms of the Stock Restriction Agreements, 10% of the shares of each of Messrs. Ryaby, Reisner and Talish vested immediately on March 1, 1993, and an additional 16% vested upon receipt of the PMA from the U.S. Food and Drug Administration on October 5, 1994. The remaining shares vest in 37 equal monthly installments, measured from October 5, 1994. The Company has the right to repurchase, at a purchase price of $0.0034 per share, any unvested shares held by each of Messrs. Ryaby, Reisner and Talish at the time of termination of service. However, in the event service with the Company is terminated by reason of death or disability, such repurchase right shall immediately terminate. All restricted shares immediately vest in the event the Company is acquired by merger or asset sale, unless the Company's repurchase rights are assigned to the acquiring entity. As of September 30, 1996, Messrs. Ryaby, Reisner and Talish held 44,660, 36,241 and 42,331 shares of restricted Common Stock, respectively, which shares had a fair market value equal to $178,488, $144,841 and $169,180, respectively. In addition, Messrs. Ryaby, Reisner and Talish each entered into Stock Purchase Agreements with the Company on August 2, 1993, relating to 100,000, 50,000 and 50,000 shares of Common Stock, respectively, which shares are no longer restricted.
(3) In January 1994, Mr. McBrayer was issued 350,000 shares of restricted Common Stock, at $0.02 per share, the then existing fair market value. 50,000 and 37,500 of the shares issued to Mr. McBrayer vested on January 15, 1994 and July 15, 1994, respectively. The remaining 262,500 shares vest in 38 monthly installments of 7,000 shares (with the exception of the last installment in which all remaining shares vest) upon Mr. McBrayer's completion of each additional month of service, measured from July 15, 1994. The Company will have the right to repurchase, at the original issue price, any unvested shares held by Mr. McBrayer at the time of his termination of service; provided, however, that in the event Mr. McBrayer's service with the Company is terminated by reason of death or disability such repurchase right shall be applicable only to the number of shares that remain unvested on the date six months after the date of such termination. All restricted shares immediately vest in the event the
      Company is acquired by merger or asset sale, unless the Company's repurchase rights are assigned to the acquiring entity. As of September 30, 1996, Mr. McBrayer held 80,500 shares of restricted Common Stock, which shares had a fair market value equal to $320,390.
(4) Mr. McBrayer joined the Company on February 14, 1994. The figure of $126,538 refers to Mr. McBrayer's actual earnings for the period from February 14, 1994 to September 30, 1994, based on an annual salary of $200,000.
(5) Pursuant to the terms of his employment agreement, Mr. McBrayer received a one-time bonus payment of $40,000 upon the commencement of his employment with the Company.
(6) Mr. Ryaby resigned as Chief Executive Officer and President in February 1994 and currently serves as the Vice President of Research and Development and Regulatory Affairs.
(7) Represents a portion of the loan to each of Messrs. Ryaby and Talish forgiven by the Company on January 1, 1994, January 1, 1995, and January 1, 1996.
(8) In February 1994, Mr. Bohan was issued 100,000 shares of restricted Common Stock, at $0.02 per share, the then existing fair market value. 12,500 of the shares issued to Mr. Bohan vested on each of August 5, 1994 and February 5, 1995. The remaining 75,000 shares vest in 25,000 share installments on each of February 5, 1996, February 5, 1997 and February 5, 1998, upon Mr. Bohan's completion of each additional year of service. The Company will have the right to repurchase, at the original issue price, any unvested shares held by Mr. Bohan at the time of his termination of service. All restricted shares immediately vest in the event the Company is acquired by merger or asset sale, unless the Company's repurchase rights are assigned to the acquiring entity. As of September 30, 1996, Mr. Bohan held 50,000 shares of restricted Common Stock, which shares had a fair market value equal to $199,000.
(9) On January 8, 1995, the Company granted Mr. Bohan an option to purchase 25,000 shares of Common Stock at an exercise price of $.60 per share, vesting 20% per annum, pursuant to the Company's 1993 Stock Option Plan.
(10) Mr. Bohan joined the Company on February 14, 1994. The figure of $72,769 refers to Mr. Bohan's actual earnings for the period from February 14, 1994 to September 30, 1994, based on an annual salary of $120,000.
(11) Pursuant to the terms of his employment agreement, Mr. Bohan received a one-time bonus payment of $10,000 upon the commencement of his employment with the Company.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

         The following table sets forth certain information with respect to the Named Executive Officers regarding stock option holdings as of September 30, 1996. No stock options were exercised by such persons in fiscal year 1996. No stock appreciation rights were exercised by any Named Executive Officer during fiscal year 1996 and no stock appreciation rights were outstanding as of September 30, 1996.

                                                                                                         Value of
                                                              Number of Securities                     Unexercised
                                                             Underlying Unexercised                    In-The-Money
                                                                   Options at                           Options at
                                                                Fiscal Year End                     Fiscal Year End(1)
Name                                                     Exercisable      Unexercisable       Exercisable       Unexercisable
----                                                     -----------      -------------       -----------       -------------
Patrick A. McBrayer.................................           -                 -                 -                  -
John P. Ryaby.......................................           -                 -                 -                  -
John Bohan..........................................         5,000            20,000            $17,000            $68,000
Richard H. Reisner..................................           -                 -                 -                  -
Roger J. Talish.....................................           -                 -                 -                  -
---------------

(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the closing selling price on the Nasdaq National Market of $4.00 per share of Common Stock on September 30, 1996.

Employment Arrangements

               Patrick A. McBrayer entered into a three-year employment agreement with the Company on January 15, 1994 (the "McBrayer Agreement") whereby he became Chief Executive Officer and President of the Company. Pursuant to the McBrayer Agreement, Mr. McBrayer receives annual minimum compensation of $200,000, which amount is subject to review by the Compensation Committee during the second and third years of the term of the McBrayer Agreement. Upon commencement of his employment with the Company, Mr. McBrayer received a one-time bonus payment of $40,000. In addition, Mr. McBrayer will be entitled to participate in an Executive Performance Bonus Program to be developed by Mr. McBrayer and approved by the Board of Directors. Mr. McBrayer is entitled to all employee benefits generally made available to executive officers as well as a monthly car allowance of $600. Pursuant to the McBrayer Agreement, Mr. McBrayer purchased 350,000 shares of restricted Common Stock of the Company, at a purchase price of $0.02 per share. In addition, if Mr. McBrayer's employment is terminated by the Company without good cause prior to the third anniversary of the McBrayer Agreement, Mr. McBrayer shall be entitled to receive monthly severance payments, in amounts equal to his monthly base salary in effect at the time of any such termination, until the earlier of 12 months following termination or February 14, 1997.

               John Bohan entered into an employment agreement with the Company on February 3, 1994 (the "Bohan Agreement") whereby he became Vice President of Sales and Marketing of the Company. Pursuant to the Bohan Agreement, Mr. Bohan receives annual compensation of $120,000, subject to annual review by the Compensation Committee. Upon commencement of his employment with the Company, Mr. Bohan received a one-time bonus payment of $10,000. Pursuant to the Bohan Agreement, Mr. Bohan purchased 100,000 shares of restricted Common Stock of the Company, at a purchase price of $0.02 per share. Mr. Bohan is also entitled to all employee benefits generally made available to executive officers.

               John P. Ryaby entered into an agreement with the Company on May 5, 1995 whereby if he is terminated by the Company without good cause prior to November 13, 1999, he will be entitled to receive certain benefits from the date of such termination until November 13, 1999.

               Options granted under the 1995 Plan to the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, will automatically vest in full upon the individual's involuntary termination within 18 months following certain changes in control of the Company.


Compensation Committee Interlocks and Insider Participation

               The Company's Compensation Committee, formed on January 8, 1995, consists of Messrs. Wall and Lothrop. The Committee recommends, reviews and oversees salaries, benefits and stock option plans for the Company's employees, consultants, directors and other individuals compensated by the Company.

               Mr. Lothrop is a general partner of Delphi Management Partners II, L.P., which is the general partner of each Delphi Ventures II, L.P. ("Ventures") and Delphi Investments II, L.P. ("Investments"). Ventures and Investments purchased (i) an aggregate of 1,600,000 shares of Series A Preferred Stock at $1.00 per share from the Company in March 1993 and October 1994, which shares converted into 799,998 shares of Common Stock at an as-converted purchase price of $2.00 per share, upon the consummation of the Company's initial public offering, and (ii) an aggregate of 155,152 shares of Series B Preferred Stock at $2.75 per share from the Company in November 1994, which shares converted into 77,576 shares of Common Stock at an as-converted purchase price of $5,50 per share, upon the consummation of the Company's initial public offering.

               Mr. Wall purchased (i) an aggregate of 1,000,000 shares of Series A Preferred Stock at $1.00 per share from the Company in March 1993 and August 1994, which shares converted into 500,000 shares of Common Stock at an as-converted purchase price of $2.00 per share, upon the consummation of the Company's initial public offering, and (ii) an aggregate of 96,970 shares of Series B Preferred Stock at $2.75 per share from the Company in November 1994, which shares converted into 48,485 shares of Common Stock at an as-converted basis of $5.50 per share, upon the consummation of the Company's initial public offering.

                          COMPENSATION COMMITTEE REPORT

               The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee also is responsible for the administration of the Company's 1995 Plan under which option grants and direct stock issuances may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal year 1996.

               General Compensation Policy. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

               Factors. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1996 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief
Executive Officer and the Board of Directors with respect to executive compensation for future years.

                    o Base Salary. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

               While it is the general policy of the Compensation Committee not to award performance-based cash bonuses, from time to time, the Compensation Committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of the Company.

                    o Long-Term Incentive Compensation. Long-term incentives are provided through grants of restricted stock and stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The restricted stock generally vests in monthly or annual installments over a period of four years and any unvested shares held by an executive officer at the time of his or her termination of service are subject to the Company's right of repurchase. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a five-year period, contingent upon the executive officer's continued employment with the Company.

Accordingly, the restricted stock or option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

               The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were no stock options granted to executive officers in fiscal year 1996.

               Through the Company's Employee Stock Purchase Plan, the Company offers additional opportunities for equity ownership to executive officers.

               CEO Compensation. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

               The suggested base salary established for Mr. McBrayer on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

               In January 1994, Mr. McBrayer was issued 350,000 shares of restricted Common Stock of the Company. This restricted stock makes a significant portion of Mr. McBrayer's total compensation contingent on increased value for the Company's stockholders, since the value of this restricted stock depends upon the value of the Company's Common Stock.

               Compliance with Internal Revenue Code Section 162(m). As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1995 Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

               The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for the 1997 fiscal year will exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, the Committee will defer any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.


THE COMPENSATION COMMITTEE

MR. TERENCE D. WALL
MR. DONALD J. LOTHROP

                                PERFORMANCE GRAPH


                  Set forth below is a graph comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from July 20, 1995 (the date public trading of the Company's stock commenced) to the last day of the Company's last completed fiscal year (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Nasdaq Stock Market-US Index and a group of peer issuers in a line of business similar to the Company during the same period.

           {GRAPHIC -- GRAPH PLOTTED TO POINTS LISTED IN CHART BELOW}


Research                                             Total Return - Data Summary

                                      EXGN





                                                      Cumulative Total Return
                                                      -----------------------
Exogen Inc.                        EXGN              100       128        35
PEER GROUP                         PPEER2            100       113       131
NASDAQ STOCK MARKET-US             INAS              100       109       129

               The Peer Group consists of Biomet, Inc., Orthofix International N.V., Orthologic Corp., Sofamor/Danek Group, Inc., Spine-Tech, Inc., Stryker Corp., and Osteotech Inc.

               Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT*

               The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 19, 1996 by
(i) each Director and nominee for Director, (ii) each of the Named Executive Officers, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (iv) all executive officers and Directors as a group.

                                                            Number of Shares of             Percentage of
                                                         Common Stock Beneficially             Shares
Name and Address of Beneficial Owner                              Owned(1)                 Outstanding (1)
------------------------------------                              --------                 ---------------
DLJ Capital Corporation (2)..........................             815,384                       8.3%
277 Park Avenue
New York, NY 10172

Marquette Venture Partners II, L.P. (3)..............             744,463                       7.5%
Corporate 500 Centre
520 Lake Cook Road
Deerfield, IL  60015

Orchid & Co., as Nominee for.........................             545,454                       5.5%
  T. Rowe Price Threshold
  Fund III, L.P
100 East Pratt Street
Baltimore, MD  21202

John P. Ryaby (4)....................................             179,450                       1.8%

Patrick A. McBrayer (5)..............................             293,500                       3.0%

John Bohan (6).......................................             103,836                       1.0%

Richard H. Reisner (7)...............................             152,412                       1.5%

Roger J. Talish (8)..................................             167,662                       1.7%

Buzz Benson (9)......................................             193,093                       1.9%

Donald J. Lothrop (10)...............................             453,514                       4.6%

David J. Ottensmeyer, M.D. (11)......................               7,500                          *

Terry J. Sullivan, M.D.(12)..........................               3,125                          *

Terence D. Wall (13).................................              49,735                          *

All executive officers and directors
  as a group (10 persons) (14).......................           1,603,827                      16.2%


------------------------
*    Represents  beneficial  ownership  of less than one  percent  of the Common
     Stock.

(1) Applicable percentage of ownership as of December 19, 1996 is based upon 9,911,067 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Gives effect to the shares of Common Stock issuable within 60 days of December 19, 1996 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date.
(2) Includes 111,470 shares owned by DLJ Capital Corporation and 703,914 shares owned by Sprout Capital VI, L.P.
(3) Includes 723,783 shares owned by Marquette Venture Partners II, L.P. and 20,680 shares owned by MVP II Affiliates Fund, L.P.
(4)  Includes 35,090 shares subject to the Company's repurchase right.
(5) Includes 1,000 shares held by Mr. McBrayer's two minor children and 30,000 shares held by Mr. McBrayer's wife. Mr. McBrayer disclaims beneficial ownership of such shares. Also includes 59,500 shares subject to the Company's repurchase right.
(6) Includes 50,000 shares subject to the Company's repurchase right. Also includes 10,000 shares issuable upon the exercise of a stock option.
(7) Includes 28,477 shares subject to the Company's repurchase right, 53,412 shares pledged to Merrill Lynch, and 46,592 shares pledged to Cowen & Co.
(8) Includes 10,000 shares held by Mr. Talish's children. Mr. Talish disclaims beneficial ownership of such shares. Includes 33,262 shares subject to the Company's repurchase right.
(9) Includes 181,818 shares owned by Piper Jaffray Healthcare Capital Limited Partnership (SBIC) and 10,025 shares held by Mr. Benson's spouse and children. Mr. Benson, a Director of the Company, is a partner in such partnership and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Benson disclaims beneficial ownership of such shares except to the extent of his respective interest in such shares arising from his interest in the partnership. Also includes 1,250 shares issuable upon the exercise of a stock option, which 1,250 shares would be, if issued, subject to the Company's repurchase right.
(10) Includes 443,439 shares owned by Ventures and 2,213 shares owned by Investments. Mr. Lothrop, a Director of the Company, is a general partner of the general partner of Ventures and Investments, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lothrop disclaims beneficial ownership of such shares except to the extent of his pecuniary interests in such shares arising from his interest in Ventures and Investments. Also includes 1,250 shares issuable upon the exercise of a stock option, which 1,250 shares would be, if issued, subject to the Company's repurchase right.
(11) Consists of 7,500 shares issuable upon the exercise of a stock option, which 7,500 shares would be, if issued, subject to the Company's repurchase right.
(12) Consists of 3,125 shares issuable upon the exercise of stock options, of which 1,250 shares would be, if issued, subject to the Company's repurchase right.
(13) Includes 1,250 shares issuable upon the exercise of a stock option, which 1,250 shares would be, if issued, subject to the Company's repurchase right. Does not include 500,000 shares held in trust on behalf of Mr. Wall's children, which trust is administered by an independent trustee.
(14) See Notes (2) through (13) above.

                         INDEPENDENT PUBLIC ACCOUNTANTS

               Upon the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants and auditors of the Company since the Company's inception, as auditors of the Company to serve for the fiscal year ending September 30, 1997, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A majority of the votes of the outstanding shares of Common Stock is required to ratify the appointment of the auditors. A representative of Arthur Andersen LLP will attend the Annual Meeting of Stockholders with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

                              STOCKHOLDER PROPOSALS

               In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than September 9, 1997 if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                                  OTHER MATTERS

               Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

               Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.


                                           By Order of the Board of Directors



                                           /s/Patrick A. McBrayer
                                           ----------------------
                                           Patrick A. McBrayer
                                           Chief Executive Officer and President


Piscataway, New Jersey
January 8, 1997

                                 (Form of Proxy)
                                  EXOGEN, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 7, 1997

       (This Proxy is solicited by the Board of Directors of the Company)



The undersigned stockholder of Exogen, Inc. hereby appoints Patrick A. McBrayer, Chief Executive Officer and President and Richard H. Reisner, Chief Financial Officer and Vice President and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Exogen, Inc. to be held at The Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey 08873, telephone number (908) 356-1700 on February 7, 1997, at 9:00 A.M.
(eastern standard time), or any adjournment thereof.


1.   ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)



     [   ] FOR all nominees below                 [   ]  WITHHOLD AUTHORITY
     (except as marked to the contrary)           to vote for all nominees below

     John P. Ryaby, Patrick A. McBrayer,  Buzz Benson, Donald J. Lothrop,  David
     J. Ottensmeyer, M.D. and Terence D. Wall.

     INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

     ______________________________________


2.   RATIFICATION OF ACCOUNTANTS



     FOR   [   ]        AGAINST   [   ]        ABSTAIN WITH RESPECT TO  [   ]


     proposal to ratify the selection of Arthur Andersen LLP, independent public accounts, as auditors of the Company as described in the Proxy Statement.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSAL 2.

    Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.



                                            ------------------------------------



                                            ------------------------------------
                                            Signature(s) of Stockholder

Dated:_______________________